Exhibit 99.1

Press Release

Ichor Systems Announces CFO Planned Retirement

CFO to remain with the company through the successful transition to his successor

June 29, 2017

FREMONT, Calif. — (BUSINESS WIRE) — Ichor Holdings, Ltd. (NASDAQ:ICHR) today announced the planned retirement of its President and Chief Financial Officer, Maurice Carson. Maurice joined Ichor in September 2014 as President and CFO and has served on the company’s Board of Directors since February 2012. Mr. Carson notified the company of his intention to retire later this year.

“Maurice has made significant contributions to the company and helped solidify our position in the Semiconductor Equipment market,” said Tom Rohrs, Ichor’s Chairman and Chief Executive Officer. “In particular, his leadership in the company’s successful IPO in 2016 was immeasurable and marked an important milestone for the company and our shareholders. We wish Maurice nothing but the best in his retirement.”

“It has been a pleasure to partner with my colleagues both on the management team and the Board of Directors of Ichor,” said Maurice Carson, Ichor’s President and Chief Financial Officer. “I am exceptionally proud of what we have been able to accomplish together and the foundation of the company is stronger than ever. I look forward to the opportunity to spend more time with my family in Seattle and following the anticipated continued success of Ichor into the future.”

The company has commenced a search for a new Chief Financial Officer. Mr. Carson will continue to serve in his current capacity, and on the Board of Directors, until his replacement is hired, after which he will consult with the company through the successful transition of his role and responsibilities to his successor.

About Ichor Holdings

Ichor is a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment. Our primary offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as electroplating and cleaning. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. Ichor is headquartered in Fremont, CA. www.ichorsystems.com.

Safe Harbor Statement

This press release contains forward-looking statements that may state Ichor’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe,” and similar terms. Although Ichor believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets. Any forward looking information presented herein is made only as of the date of this press release, and Ichor does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise

Contacts:

Ichor Holdings, Ltd.

Maurice Carson, 1-510-897-5200

IR@ichorsystems.com